CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
2.500% Senior Notes due December 5, 2021	$400,000,000	99.594%	$398,376,000	$46,171.78
3.125% Senior Notes due December 5, 2023	$550,000,000	99.639%	$548,014,500	$63,514.89
3.500% Senior Notes due December 5, 2026	$900,000,000	99.366%	$894,294,000	$103,648.68
4.500% Senior Notes due December 5, 2036	$250,000,000	99.348%	$248,370,000	$28,786.09

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-207043

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 21, 2015)

$2,100,000,000

Analog Devices, Inc.

$400,000,000 2.500% Senior Notes Due December 5, 2021

$550,000,000 3.125% Senior Notes Due December 5, 2023

$900,000,000 3.500% Senior Notes Due December 5, 2026

$250,000,000 4.500% Senior Notes Due December 5, 2036

We are offering $400,000,000 aggregate principal amount of our 2.500% senior notes due December 5, 2021, which we refer to as the “2021 Notes,” $550,000,000 aggregate principal amount of our 3.125% senior notes due December 5, 2023, which we refer to as the “2023 Notes,” $900,000,000 aggregate principal amount of our 3.500% senior notes due December 5, 2026, which we refer to as the “2026 Notes,” and $250,000,000 aggregate principal amount of our 4.500% senior notes due December 5, 2036, which we refer to as the “2036 Notes.” We refer to the 2021 Notes, the 2023 Notes, the 2026 Notes and the 2036 Notes collectively as the “notes.”

We will pay interest on the notes semi-annually in arrears each June 5 and December 5. The first interest payment will be made on June 5, 2017. The 2021 Notes will mature on December 5, 2021, the 2023 Notes will mature on December 5, 2023, the 2026 Notes will mature on December 5, 2026 and the 2036 Notes will mature on December 5, 2036.

We may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of the Notes — Optional Redemption.” If (1) the Merger (as defined below) is not consummated or the Merger Agreement (as defined below) is terminated on or prior to October 26, 2017 or (2) we notify the trustee in writing or otherwise announce that we will not pursue the consummation of the Merger, then the 2021 Notes, the 2023 Notes and the 2036 Notes will be subject to a special mandatory redemption at a price equal to 101% of the aggregate principal amount of each such series of notes plus accrued and unpaid interest to but excluding the special mandatory redemption date, as described in more detail under the caption “Description of the Notes — Special Mandatory Redemption.” The 2026 Notes will not be subject to the special mandatory redemption. If a change of control triggering event as described under the heading “Description of the Notes — Change of Control Offer” occurs, we may be required to offer to purchase each series of notes from their holders. There are no sinking funds for the notes.

The notes will be our senior unsecured obligations. The notes will rank without preference or priority among themselves and equally in right of payment with all of our other existing and future senior unsecured debt and senior in right of payment to all of our future subordinated debt.

We do not intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to ADI(1)
Per 2021 Note	99.594%	0.600%	98.994%
2021 Note Total	$398,376,000	$2,400,000	$395,976,000
Per 2023 Note	99.639%	0.625%	99.014%
2023 Note Total	$548,014,500	$3,437,500	$544,577,000
Per 2026 Note	99.366%	0.650%	98.716%
2026 Note Total	$894,294,000	$5,850,000	$888,444,000
Per 2036 Note	99.348%	0.875%	98.473%
2036 Note Total	$248,370,000	$2,187,500	$246,182,500
Total	$2,089,054,500	$13,875,000	$2,075,179,500

(1)	Plus accrued interest, if any, from December 5, 2016, if settlement occurs after that date.

Delivery of the notes in book-entry form will be made through the facilities of The Depository Trust Company and its direct participants, including the Euroclear System and Clearstream Banking S.A., on or about December 5, 2016.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch	Credit Suisse	MUFG

Co-Managers

BMO Capital Markets	BNY Mellon Capital Markets, LLC	PNC Capital Markets LLC
SMBC Nikko	TD Securities	Wells Fargo Securities

Junior Co-Managers

Deutsche Bank Securities	Fifth Third Securities	HSBC

The date of this prospectus supplement is November 30, 2016.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or information contained in a free writing prospectus that we authorize to be delivered to you. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that we authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with additional information described under the heading “Where You Can Find More Information” on page S-42.

In this prospectus supplement and the accompanying prospectus, “the Company,” “we,” “our,” “ours” and “us” refer to Analog Devices, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

Notwithstanding anything to the contrary contained herein, none of the trustee, registrar and paying agent (or any other agent under an indenture) makes any representation with respect to the accuracy or completeness of the information contained herein and shall have no liability whatsoever on its accuracy or completeness.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “could” and “will,” and variations of such words and similar expressions, are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance; our anticipated growth and trends in our businesses; the proposed acquisition of Linear Technology Corporation and financing for the proposed transaction; our future liquidity, capital needs and capital expenditures; our future market position and expected competitive changes in the marketplace for our products; our ability to pay dividends or repurchase stock; our ability to service our outstanding debt; our expected tax rate; the effect of new accounting pronouncements; our ability to successfully integrate acquired businesses and technologies; and other characterizations of future events or circumstances are forward-looking statements. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. You should pay particular attention to the important risk factors and cautionary statements referenced in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-10.You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements, including to reflect events or circumstances occurring after the date of the filing of this prospectus supplement, except to the extent required by law.

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it may not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” on page S-42.

The Company

We are a world leader in the design, manufacture and marketing of a broad portfolio of solutions that leverage high-performance analog, mixed-signal and digital signal processing technology, including integrated circuits (“ICs”), algorithms, software and subsystems. Since our inception in 1965, we have focused on solving our customers’ toughest signal processing engineering challenges and playing a fundamental role in converting, conditioning, and processing real-world phenomena such as temperature, pressure, sound, light, speed and motion into electrical signals to be used in a wide array of electronic devices. We combine sensors, data converters, amplifiers and linear products, radio frequency ICs, power management products and signal processing products into technology platforms that meet specific customer and market needs, leveraging our engineering investment across a broad base of markets and customers. As new generations of applications evolve, such as autonomous vehicles and the Internet of Things, new needs for our high-performance analog signal processing and digital signal processing products and technology are emerging.

We focus on key strategic markets where our signal processing technology is often a critical differentiator in our customers’ products, in particular, the industrial, automotive, consumer and communications markets. Used by more than 100,000 customers worldwide, our products are embedded inside many different types of electronic equipment including:

•	Industrial process control systems

•	Factory automation systems

•	Instrumentation and measurement systems

•	Energy management systems

•	Aerospace and defense electronics

•	Automobiles
•	Medical imaging equipment

•	Patient vital signs monitoring devices

•	Wireless infrastructure equipment

•	Networking equipment

•	Optical systems

•	Portable consumer devices

We were incorporated in Massachusetts in 1965. Our headquarters is near Boston, in Norwood, Massachusetts. In addition, we have manufacturing facilities in Massachusetts, Ireland and the Philippines, and have more than thirty design facilities worldwide. Our common stock is listed on The NASDAQ Global Select Market under the symbol ADI and is included in the Standard & Poor’s 500 Index.

Our principal executive offices are located at One Technology Way, Norwood, Massachusetts 02062, and our telephone number is (781) 329-4700.

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” for a more detailed description of the terms and conditions of the notes.

Issuer	Analog Devices, Inc.

Securities Offered	$400,000,000 initial aggregate principal amount of 2.500% notes due December 5, 2021. $550,000,000 initial aggregate principal amount of 3.125% notes due December 5, 2023. $900,000,000 initial aggregate principal amount of 3.500% notes due December 5, 2026. $250,000,000 initial aggregate principal amount of 4.500% notes due December 5, 2036.

Maturity	2021 Notes: December 5, 2021. 2023 Notes: December 5, 2023. 2026 Notes: December 5, 2026. 2036 Notes: December 5, 2036.

Interest Rate	The 2021 Notes will bear interest at a rate of 2.500% per annum. The 2023 Notes will bear interest at a rate of 3.125% per annum. The 2026 Notes will bear interest at a rate of 3.500% per annum. The 2036 Notes will bear interest at a rate of 4.500% per annum.

Interest Payment Dates	Interest on each series of notes will be paid semi-annually in arrears on June 5 and December 5 of each year, commencing on June 5, 2017.

Ranking	The notes will be our senior unsecured obligations. Each series of notes will rank without preference or priority among themselves and equally in right of payment with all of our other existing and future unsecured and unsubordinated debt, including our 2.875% senior unsecured notes due June 1, 2023 (the “existing 2023 notes”), our 3.900% senior unsecured notes due December 15, 2025 (the “existing 2025 notes”) and our 5.300% senior unsecured notes due December 15, 2045 (the “existing 2045 notes”), and senior in right of payment to all of our future debt that is subordinated to the notes. The notes will be:

•	effectively subordinated to any of our future secured debt, to the extent of the assets securing that debt; and

•	structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries.

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability to:

•	incur, create, assume or guarantee any debt for borrowed money secured by a lien upon our principal properties (as defined herein);

•	enter into sale and lease back transactions with respect to our principal properties (as defined herein); and

•	consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party.

As of October 29, 2016, we did not have any principal properties (as defined herein). These covenants are subject to important exceptions and qualifications that are described under the heading “Description of the Notes — Limitation on Liens,” “— Limitation on Sale and Lease Back Transactions” and “— Limitation on Mergers and Other Transactions” in this prospectus supplement.

Repurchase Offer Upon a Change of Control Triggering Event	If we experience a “Change of Control Triggering Event” (as defined in “Description of the Notes — Change of Control Offer”), we will be required, unless we have exercised our option to redeem the notes or have defeased or satisfied and discharged the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any.

Optional Redemption	At any time prior to November 5, 2021 (one month prior to maturity) in the case of the 2021 Notes, October 5, 2023 (two months prior to maturity) in the case of the 2023 Notes, September 5, 2026 (three months prior to maturity) in the case of the 2026 Notes, and June 5, 2036 (six months prior to maturity) in the case of the 2036 Notes, we will have the right at our option to redeem the applicable series of notes, at any time and from time to time, either in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the make-whole redemption price described in “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after November 5, 2021 (one month prior to maturity) in the case of the 2021 Notes, October 5, 2023 (two months prior to maturity) in the case of the 2023 Notes, September 5, 2026 (three months prior to maturity) in the case of the 2026 Notes, and June 5, 2036 (six months prior to maturity) in the case of the 2036 Notes, we will have the right at our option to redeem the applicable series of notes, at any time and from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption. See “Description of the Notes — Optional Redemption.”

Special Mandatory Redemption

If (1) the Merger (as defined below) is not consummated or the Merger Agreement (as defined below) is terminated on or prior to October 26, 2017 or (2) we notify the trustee in writing or otherwise announce that we will not pursue the consummation of the Merger, then the 2021 Notes, the 2023 Notes and the 2036 Notes will be subject to a special mandatory redemption at a price equal to 101% of the aggregate principal amount of each such series of notes plus accrued and unpaid interest to but excluding the special mandatory redemption date, as described in more detail under the caption “Description of the Notes — Special Mandatory Redemption.” The 2026 Notes will not be subject to the special mandatory redemption.

Sinking Fund	None.

Use of Proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $2.072 billion, after deducting estimated expenses and underwriting discounts and commissions. Absent a special mandatory redemption, we intend to use the net proceeds to finance a portion of the cash consideration due in connection with the Merger. In the event of a special mandatory redemption, we intend to use the net proceeds from the 2026 Notes for general corporate purposes, which may include capital expenditures, repurchases of our common stock under our stock repurchase program, repayment or refinancing of existing indebtedness, dividend payments and acquisitions. See “Use of Proceeds.”

Denominations and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-10, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Consolidated Ratio of Earnings to Fixed Charges

The following table presents our consolidated ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal Year Ended
	October 29, 2016	October 31, 2015	November 1, 2014	November 2, 2013	November 3, 2012
Consolidated Ratio of Earnings to Fixed Charges(1)	12.0	29.7	21.3	26.3	26.0

(1)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before income taxes plus amortization of capitalized interest and fixed charges. Fixed charges consist of interest expense (including an estimate of interest expense within rent expense).

Recent Developments

Acquisition of Linear Technology

On July 26, 2016, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Linear Technology Corporation (“Linear”), a Delaware corporation, and Tahoe Acquisition Corp. (“Merger Sub”), a Delaware corporation and our wholly owned subsidiary, providing for our acquisition of Linear. The Merger Agreement and the Merger (as defined below) have been unanimously approved by the board of directors of each of us and Linear.

The Merger Agreement provides that, upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Linear (the “Merger”), with Linear continuing as the surviving corporation and our wholly owned subsidiary.

At the effective time of the Merger, each outstanding share of Linear common stock, par value $0.001 per share, other than shares held by stockholders who have validly exercised their appraisal rights under Delaware law, shares owned by us, Linear and its subsidiaries, or shares subject to restricted stock awards, will automatically be converted into the right to receive the following consideration (collectively, the “Merger Consideration”), without interest:

•	$46.00 in cash; and

•	0.2321 of a share of our common stock, par value $0.16 2/3 per share.

The Merger Agreement contains certain termination rights exercisable by either Linear or us, including if the Merger is not consummated by April 26, 2017, which may be extended under certain circumstances to October 26, 2017 in order to obtain required regulatory approvals (the “Outside Date”).

We and Linear currently expect the transaction to be completed by the end of the second quarter of our fiscal year 2017, subject to receipt of the remaining required regulatory approvals and the satisfaction or waiver of the other conditions contained in the Merger Agreement. Linear stockholders voted to approve the Merger Agreement at a meeting held on October 18, 2016. As of the date of this prospectus supplement, we have received antitrust clearances in the United States, Germany, Japan, South Korea, Romania and Israel.

We anticipate financing the Merger through a combination of sources, including the following: (1) proceeds from one or both of the Bridge Facilities pursuant to the terms of the Bridge Commitment Letter described below; (2) proceeds from the issuance of senior unsecured notes, including the notes offered hereby; (3) borrowings under the Term Loan Agreement described below and (4) cash on hand. We may also enter into further term loan facilities. Upon entering into any additional term loan credit facility or when we issue any senior unsecured notes, including the notes offered hereby, the commitments under the 364-day Bridge Facility will automatically be further reduced in an amount equal to the aggregate principal amount of such term loan facility or net cash proceeds from any senior unsecured notes.

Bridge Commitment Letter

On July 26, 2016, we entered into a commitment letter (the “Bridge Commitment Letter”) pursuant to which certain initial lenders committed to provide, subject to the terms and conditions set forth in the Bridge Commitment Letter, a 364-day $7.5 billion senior unsecured bridge facility (the “364-day Bridge Facility”) and a 90-day $4.1 billion senior unsecured bridge facility (the “90-day Bridge Facility” and, together with the 364-day Bridge Facility, the “Bridge Facilities”). Upon our entry into the Term Loan Agreement described below, the initial lenders’ commitments with respect to the 364-day Bridge Facility were reduced by an aggregate amount of $5.0 billion. The Bridge Facilities are available to finance the cash consideration for the Merger and to pay fees and expenses related thereto to the extent that we do not finance such consideration and fees and expenses through available cash on hand and the incurrence of new debt, including the notes offered hereby. Following the consummation of the Merger, all or any portion of the loans under the Bridge Facilities may be assumed by one of our subsidiaries subject to certain conditions, including the unconditional guarantee by us of such subsidiary’s obligations thereunder. The lenders’ commitment to provide the bridge financing is subject to certain customary closing conditions, including completion of the Merger, the non-occurrence of a material adverse effect with respect to Linear, the accuracy of certain representations and warranties related to both us and Linear and the delivery of certain of our and Linear’s financial statements. The commitments to provide the Bridge Facilities will terminate upon the earliest to occur of (1) the closing of the Merger without the use of the Bridge Facilities, (2) the date on which the Merger Agreement is terminated in accordance with its terms prior to the closing of the Merger and (3) April 26, 2017, which is the initial end date under the Merger Agreement or, if the initial end date is extended pursuant to the terms of the Merger Agreement, October 26, 2017. See “Description of Other Indebtedness” for a more detailed description of the Bridge Facilities.

Term Loan Agreement

On September 23, 2016, we entered into a term loan agreement, which consists of a 3-year unsecured term loan facility in the principal amount of $2.5 billion and a 5-year unsecured term loan facility in the principal amount of $2.5 billion (the “Term Loan Agreement”). We may use the proceeds of the borrowings under the Term Loan Agreement to fund the Merger and to pay fees and expenses in connection therewith. The closing date, and the availability of the initial borrowings under the Term Loan Agreement, are conditioned upon, among other things, the Merger. Following the consummation of the Merger, all or any portion of the loans under the Term Loan Agreement may be assumed by one of our subsidiaries subject to certain conditions, including the unconditional guarantee by us of such subsidiary’s obligations thereunder. We do not currently intend to have a subsidiary assume all or any portion of the loans under the Term Loan Agreement. See “Description of Other Indebtedness” for a more detailed description of the Term Loan Agreement.

Revolving Credit Agreement

On September 23, 2016, we entered into an Amendment and Restatement Agreement, which includes an Amended and Restated Credit Agreement (“Revolving Credit Agreement”). The Revolving Credit Agreement amends and restates our existing revolving credit agreement dated as of July 10, 2015, pursuant to which the revolving credit facility was established. The Revolving Credit Agreement amends the existing revolving credit facility by, among other things:

•	revising the Consolidated EBITDA calculation;

•	modifying the funded debt to EBITDA ratio calculation;

•	amending certain representations and warranties, affirmative and negative covenants and events of default to make them substantially consistent with those contained in the Term Loan Agreement described above; and

•	modifying the interest rate margins and fees as described above.

Upon the consummation of the Merger, and subject to certain other conditions, additional amendments to the Revolving Credit Agreement will become effective, including the following:

•	an increase in the aggregate commitments from $750 million to $1 billion;

•	further modifications to the funded debt to EBITDA ratio calculation; and

•	other technical amendments to align the indebtedness, fundamental changes and sales and other dispositions of property covenants with the comparable provisions in the Term Loan Agreement described above.

See “Description of Other Indebtedness” for a more detailed description of the Revolving Credit Agreement.

RISK FACTORS

Before you decide to invest in the notes, you should carefully consider the factors set forth below, as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended October 29, 2016, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus includes forward-looking statements that involve risks and uncertainties. We refer you to “Forward-Looking Statements” in this prospectus supplement.

Risks Related to the Proposed Merger

Our ability to complete the Merger is subject to various closing conditions, including the receipt of consents and approvals from governmental authorities, which may impose conditions that could adversely affect us or cause the acquisition to be abandoned.

We and Linear must make certain filings with, and obtain certain consents and approvals from, various governmental and regulatory authorities. We have not yet obtained all regulatory consents and approvals required to complete the acquisition. Governmental or regulatory agencies could seek to block or challenge the acquisition. Even if these regulatory consents and approvals are obtained, the governmental authorities from which these approvals are required may impose conditions on the completion of the acquisition, including requiring significant divestitures or placing restrictions on the conduct of the combined company’s business, which could have an adverse effect on the combined company following the acquisition. The Merger Agreement may require us to accept certain conditions from these regulators that could adversely impact the combined company. If we agree to undertake divestitures or comply with operating restrictions in order to obtain any approvals required to complete the acquisition, we may be less able to realize the anticipated benefits of the acquisition, and the business and results of operations of the combined company after the acquisition may be adversely affected. If all required regulatory consents and approvals are not received, or they are not received on terms that satisfy the conditions set forth in the Merger Agreement, then neither we nor Linear will be obligated to complete the acquisition. Under the Merger Agreement, we could be required, under certain circumstances, to pay Linear a termination fee of $700 million. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to our financial condition and operations. The applicable waiting period for the acquisition under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, expired on October 19, 2016, and as a result, the acquisition has been cleared for U.S. antitrust purposes. In addition, we received clearance for the acquisition from relevant authorities in Germany, Japan, South Korea, Romania and Israel.

We can provide no assurance that the various conditions for closing the Merger will be satisfied and that the necessary approvals will be obtained, or that any required conditions will not materially adversely affect the combined company following the acquisition. In addition, we can provide no assurance that these conditions will not result in the abandonment or delay of the acquisition. The occurrence of any of these events individually or in combination could have a material adverse effect on our results of operations and the trading price of our common stock.

We have incurred, and will continue to incur, significant acquisition-related costs in connection with the Merger, and the combined company could incur substantial expenses related to the integration of Linear.

We have incurred, and expect to continue to incur, costs associated with combining our operations with Linear’s operations, as well as transaction fees and other costs related to the acquisition. Many of these costs will be borne by us even if the acquisition is not completed. We will incur through completion of the acquisition, and the combined company will incur following the completion of the acquisition, substantial expenses in connection with integrating each company’s respective businesses, policies, procedures, operations, technologies and systems. These integration expenses may result in significant charges taken against earnings by us prior to completion of the acquisition and by the combined company following the completion of the acquisition.

We will incur significant indebtedness in connection with the Merger, which could reduce our flexibility to operate our business and increase our interest expense.

In connection with the planned Merger, we have entered into: (1) the Bridge Commitment Letter pursuant to which we may incur, subject to the terms and conditions of the Bridge Commitment Letter, up to $2.5 billion under the 364-day Bridge Facility and up to $4.1 billion under the 90-day Bridge Facility; (2) the Term Loan Agreement consisting of a 3-year unsecured term loan facility in the principal amount of $2.5 billion and a 5-year unsecured term loan facility in the principal amount of $2.5 billion; and (3) the Revolving Credit Agreement, which expires on July 10, 2020 and which amended and restated our existing revolving credit agreement dated as of July 10, 2015. Borrowings under the Term Loan Agreement are available upon consummation of the Merger. Additionally, upon the consummation of the Merger, the aggregate commitments under the Revolving Credit Agreement will increase from $750 million to $1 billion, and certain other amendments to the revolving credit facility will become effective. Following the closing of this offering, the commitments under the 364-day Bridge Facility will automatically be reduced in an amount equal to the net cash proceeds from the notes offered hereby. Upon consummation of the Merger, our ability to make payments of principal and interest on our indebtedness when due depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. In addition, the amount of cash required to pay principal and interest on our increased indebtedness levels following completion of the Merger, and thus the demands on our cash resources, will be greater than the amount of cash flows required to service our indebtedness prior to the completion of the Merger. This increased indebtedness could also have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and reducing funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages relative to other companies with lower debt levels. If we do not achieve the expected benefits and cost savings from the Merger, or if the financial performance of the combined company does not meet current expectations, then our ability to service our indebtedness may be adversely impacted.

The pendency of the Linear acquisition could adversely affect us.

In connection with the pending acquisition, some of our suppliers and customers may delay or defer sales and purchasing decisions, which could negatively impact revenues, earnings and cash flows regardless of whether the acquisition is completed.

Following the Merger, the combined company may encounter difficulties in integrating our and Linear’s businesses and realizing the anticipated benefits of the acquisition.

The acquisition involves the combination of two companies that currently operate as independent public companies. The combined company will be required to devote management attention and resources to integrating its business practices and operations, and prior to the acquisition, management attention and resources will be required to plan for such integration. Potential difficulties the combined company may encounter in the integration process include the following:

•	the inability to successfully integrate the respective businesses of the two companies in a manner that permits the combined company to achieve the cost savings and operating synergies anticipated to result from the acquisition, which could result in the anticipated benefits of the acquisition not being realized partly or wholly in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either or both of the two companies deciding not to do business with the combined company, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

•	integrating personnel and IT systems from the two companies while maintaining focus on providing consistent, high quality products and services;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the acquisition; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the acquisition and integrating the companies’ operations.

Any of these factors could result in the combined company failing to realize the anticipated benefits of the acquisition, on the expected timeline or at all.

Risks Related to the Notes

The notes will be unsecured and, therefore, will be effectively subordinated to any of our future secured debt.

The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt we may incur in the future, to the extent of the value of the assets securing that debt. In any liquidation, dissolution, bankruptcy or other similar proceeding involving us, the holders of any of our secured debt may assert rights against our secured assets in order to receive full payment of their debt before such assets may be used to pay the holders of the notes. The terms of the indenture limit our ability to create, incur, assume or permit to exist any liens to secure any of our debt. However, these limitations are subject to numerous exceptions. See “Description of the Notes — Limitation on Liens.” As of October 29, 2016, we did not have any secured debt outstanding. See “Description of the Notes — Ranking.”

We have substantial indebtedness and the indenture does not restrict our ability to incur indebtedness.

As of October 29, 2016, we had approximately $1.8 billion of indebtedness outstanding, and after giving effect to the Merger and this offering, we would have had approximately $8.9 billion of indebtedness outstanding, not including $4.1 billion of short-term debt expected to be drawn under the 90-day Bridge Facility. In addition, we may incur substantial additional indebtedness in the future. In particular, the indenture pursuant to which the notes will be issued will not place any limitation on the amount of indebtedness that we or our subsidiaries may incur. Our incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to generate sufficient cash depends on numerous factors beyond our control. If we are unable to generate sufficient cash flow, we may not be able to service our debt obligations, including making payments on the notes.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which is subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the existing 2023 notes, the existing 2025 notes, the existing 2045 notes, borrowings under the Term Loan Agreement, the Revolving Credit Agreement, borrowings under the Bridge Facilities and the notes offered hereby;

•	to sell selected assets; or

•	to reduce or delay planned capital expenditures.

Such measures might not be sufficient to enable us to service our debt, including the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The notes will be structurally subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is structurally subordinate to any debt and other liabilities and commitments of our subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless such assets are transferred by dividend or otherwise to us. As a result, the notes will be structurally subordinated to all debt and other liabilities and commitments of our existing and future subsidiaries, including trade payables, lease obligations and all or any portion of the loans under the Bridge Facilities that are assumed by any of our subsidiaries. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to realize any value in respect of those assets, will be structurally subordinated to the claims of any such subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest in the assets of our subsidiaries and subordinated in right of payment to any debt of our subsidiaries that is senior to any debt held by us.

Our credit ratings may not reflect all risks of your investment in the notes.

Any credit ratings assigned to the notes will be limited in scope and will not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell, or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

The 2021 Notes, the 2023 Notes and the 2036 Notes will be subject to redemption if the Merger is not completed prior to the Outside Date.

If (1) the Merger is not consummated or the Merger Agreement is terminated on or prior to the Outside Date or (2) we notify the trustee in writing or otherwise announce that we will not pursue the consummation of the Merger, the indenture governing the notes will require that we redeem the 2021 Notes, the 2023 Notes and the 2036 Notes then outstanding at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. The 2026 Notes will not be subject to the special mandatory redemption. We will provide notice of the special mandatory redemption no later than the third business day following the Special Mandatory Redemption Event (as defined in “Description of the Notes—Special Mandatory Redemption”) and will provide that the 2021 Notes, the 2023 Notes and the 2036 Notes shall be redeemed on a date that is no later than the 15th calendar day after such notice is provided. See “Description of the Notes—Special Mandatory Redemption.” In the event of a special mandatory redemption, we may not have sufficient funds to redeem any or all of the 2021 Notes, the 2023 Notes or the 2036 Notes. In that case, our failure to redeem the 2021 Notes, the 2023 Notes or the 2036 Notes would constitute a default under the terms of the indenture governing the notes and any other indebtedness that we may enter into from time to time with similar provisions. In addition, upon a special mandatory redemption, you may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns. In addition, if you purchase the 2021 Notes, the 2023 Notes or the 2036 Notes at a price greater than 101% of the issue price of such notes, you may suffer a loss on your investment. We cannot assure you that the Merger will be completed prior to the Outside Date or that we will not otherwise have to redeem the 2021 Notes, the 2023 Notes and the 2036 Notes.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase each series of notes and the outstanding existing 2023 notes, existing 2025 notes and existing 2045 notes upon the occurrence of a change of control triggering event as provided in the indentures governing the notes and the existing 2023 notes, existing 2025 notes and existing 2045 notes. However, we may not have sufficient funds to repurchase the notes, the existing 2023 notes, the existing 2025 notes or the existing 2045 notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under each series of notes. See “Description of the Notes — Change of Control Offer.”

The indenture governing the notes will have only limited covenants and these covenants may not protect your investment.

The indenture governing the notes will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows, or liquidity and, accordingly, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase our common stock; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes will contain only limited protections in the event of a change of control triggering event as described in this prospectus supplement. The indenture also will permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that would effectively rank senior to the notes, and to engage in sale and lease back arrangements, subject to certain limitations.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a change of control triggering event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

Active trading markets for the notes may not develop.

Each series of notes constitutes a new issue of securities, for which there is no existing market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for any series of notes will develop, the ability of holders of notes of such series to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters, however, are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. In addition, the liquidity of the trading markets in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or changes in the financial performance or prospects of companies in our industry. If no active trading markets develop, you may be unable to resell the notes at a particular time, at any price or at their fair market value.

Changes in our credit ratings, our financial condition, our financial performance or our future prospects or the debt markets could adversely affect the market prices of the notes.

The price for any series of notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. A negative change in our rating could have an adverse effect on the prices of the notes.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $2.072 billion, after deducting estimated expenses and underwriting discounts and commissions. Absent a special mandatory redemption, we intend to use the net proceeds of the offering to finance a portion of the cash consideration due in connection with the Merger. In the event of a special mandatory redemption, we intend to use the net proceeds from the 2026 Notes for general corporate purposes, which may include capital expenditures, repurchases of our common stock under our stock repurchase program, repayment or refinancing of existing indebtedness, dividend payments and acquisitions.

CAPITALIZATION

The following table sets forth our cash, short-term investments and capitalization as of October 29, 2016 on (1) an actual basis, (2) an as adjusted basis, giving effect to the offering of the notes hereby (but not the use of the estimated net proceeds from the sale of the notes), after deducting estimated expenses and underwriting discounts and commissions, and (3) an as further adjusted basis to also give effect to the Merger.

You should read this in conjunction with our consolidated financial statements and the notes thereto, which are incorporated herein by reference.

	As of October 29, 2016
	Actual	As Adjusted	As Further Adjusted(1)
	(in thousands)
Cash and cash equivalents	$921,132	$2,993,311	$1,184,445

Short-term investments	$3,134,661	$3,134,661	$4,438,672

Short-term debt
90-day bridge facility			4,100,000

Long-term debt:
Revolving credit facility(2)	—	—	—
Term loan facility, 3-year	—	—	2,500,000
Term loan facility, 5-year	—	—	2,500,000
2.875% notes due June 1, 2023, at par value	500,000	500,000	500,000
3.900% notes due Dec. 15, 2025, at par value	850,000	850,000	850,000
5.300% notes due Dec. 15, 2045, at par value	400,000	400,000	400,000
2.500% notes due December 5, 2021 offered hereby, at par value(3)	—	400,000	400,000
3.125% notes due December 5, 2023 offered hereby, at par value(3)	—	550,000	550,000
3.500% notes due December 5, 2026 offered hereby, at par value	—	900,000	900,000
4.500% notes due December 5, 2036 offered hereby, at par value(3)	—	250,000	250,000

Total long-term debt(3)	1,750,000	3,850,000	8,850,000
Total shareholders’ equity	5,165,618	5,165,618	9,265,192

Total capitalization(3)	$6,915,618	$9,015,618	$18,115,192

(1)	Prior to and in connection with the Merger, we expect to draw on the $4.1 billion 90-day Bridge Facility and repay such amounts within 90 days of borrowing. The commitments to provide our $2.5 billion 364-day Bridge Facility will automatically be reduced in an amount equal to the net cash proceeds from the offering of the notes offered hereby. See “Description of Other Indebtedness.” Cash, short-term investments and capitalization as of October 29, 2016, as adjusted and as further adjusted, assume no borrowings under our $2.5 billion 364-day Bridge Facility or our Revolving Credit Facility to pay the cash consideration due in connection with the Merger.

(2)	Aggregate commitments under our revolving credit facility will increase from $750 million to $1 billion upon consummation of the Merger, subject to certain other conditions. See “Description of Other Indebtedness.”

(3)	In the event of a special mandatory redemption, we will redeem all the outstanding 2021 Notes, 2023 Notes and 2036 Notes, our 2026 Notes will remain outstanding and as of October 29, 2016, as adjusted, our total long-term debt would have been $2,650,000 and our total capitalization would have been $7,815,618.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a description of the indebtedness we expect to have following the completion of the offering of the notes and contains a summary of the material provisions of the agreements summarized in this section.

Senior Notes

On June 3, 2013, we issued $500.0 million aggregate principal amount of 2.875% senior unsecured notes due June 1, 2023 (the existing 2023 notes, as defined above) with semi-annual fixed interest payments due on June 1 and December 1 of each year, commencing December 1, 2013. The sale of the existing 2023 notes was made pursuant to the terms of an underwriting agreement, dated as of May 22, 2013, among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as the representatives of the several underwriters named therein. The net proceeds of the offering were approximately $493.9 million, after discount and issuance costs. Debt discount and issuance costs will be amortized through interest expense over the term of the existing 2023 notes. The indenture governing the existing 2023 notes contains covenants that may limit our ability to: incur, create, assume or guarantee any debt for borrowed money secured by a lien upon a principal property; enter into sale and lease-back transactions with respect to a principal property; and consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party. As of October 29, 2016, we were in compliance with these covenants. The existing 2023 notes are effectively subordinated to any secured debt we may incur in the future and structurally subordinated to the liabilities of our subsidiaries.

On December 14, 2015, we issued $850.0 million aggregate principal amount of 3.9% senior unsecured notes due December 15, 2025 (the existing 2025 notes, as defined above) and $400.0 million aggregate principal amount of 5.3% senior unsecured notes due December 15, 2045 (the existing 2045 notes, as defined above) with semi-annual fixed interest payments due on June 15 and December 15 of each year, commencing June 15, 2016. The sale of the existing 2025 and existing 2045 notes was made pursuant to the terms of an underwriting agreement, dated as of December 3, 2015, among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as the representatives of the several underwriters named therein. The net proceeds of the offering were approximately $1.2 billion, after discount and issuance costs. Debt discount and issuance costs will be amortized through interest expense over the term of the existing 2025 notes and existing 2045 notes. The indenture governing the existing 2025 notes and existing 2045 notes contains covenants that may limit our ability to: incur, create, assume or guarantee any debt for borrowed money secured by a lien upon a principal property; enter into sale and lease-back transactions with respect to a principal property; and consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party. As of October 29, 2016, we were in compliance with these covenants. The existing 2025 notes and existing 2045 notes are effectively subordinated to any secured debt we may incur the future and structurally subordinated to the liabilities of our subsidiaries.

Financing in Connection with the Merger

We anticipate financing the Merger through a combination of sources, including the following: (1) proceeds from one or both of the Bridge Facilities pursuant to the terms of the Bridge Commitment Letter; (2) proceeds from the issuance of senior unsecured notes, including the notes issued hereby; (3) borrowings under the Term Loan Agreement and (4) cash on hand. We may also enter into further term loan facilities. Upon our entering into any additional term loan credit facility or when we issue any senior unsecured notes, including the notes offered hereby, the commitments under the 364-day Bridge Facility will automatically be further reduced in an amount equal to the aggregate principal amount of such term loan facility or net cash proceeds from any senior unsecured notes.

Bridge Commitment Letter

On July 26, 2016, we entered into the Bridge Commitment Letter with JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG and Credit Suisse

Securities (USA) LLC (together, the “Initial Lenders”), which was subsequently joined on August 10, 2016 by The Bank of Tokyo-Mitsubishi UFJ, Ltd. (together with Initial Lenders, the “Commitment Parties”), pursuant to which the Initial Lenders committed to provide, subject to the terms and conditions set forth in the Bridge Commitment Letter, a 364-day $7.5 billion senior unsecured bridge facility and a 90-day $4.1 billion senior unsecured bridge facility. Upon our entry into the Term Loan Agreement described below, the Initial Lenders’ commitments with respect to the 364-day Bridge Facility were reduced by an aggregate amount of $5.0 billion. The Bridge Facilities are available to finance the cash consideration for the Merger and to pay fees and expenses related thereto to the extent that we do not finance such consideration and fees and expenses through available cash on hand and the incurrence of new debt as further described herein. The Commitment Parties’ commitment to provide the bridge financing is subject to certain customary closing conditions, including completion of the Merger, the non-occurrence of a material adverse effect with respect to Linear, the accuracy of certain representations and warranties related to both us and Linear and the delivery of certain our and Linear’s financial statements.

Pursuant to the terms of the Bridge Commitment Letter, the proceeds of the Bridge Facilities, if entered into, will be used solely to pay a portion of the cash consideration in accordance with the Merger Agreement and to pay related fees and expenses.

The loans under the 364-day Bridge Facility will mature on the date that is 364 days after the funding date, and the loans under the 90-day Bridge Facility will mature on the date that is 90 days after the funding date.

The commitments to provide the Bridge Facilities will terminate upon the earliest to occur of (1) the closing of the Merger without the use of the Bridge Facilities, (2) the date on which the Merger Agreement is terminated in accordance with its terms prior to the closing of the Merger and (3) April 26, 2017, which is the initial end date under the Merger Agreement or, if the initial end date is extended pursuant to the terms of the Merger Agreement, October 26, 2017. The Bridge Commitment Letter contains certain customary conditions to funding.

Borrowings under the Bridge Facilities will bear interest, at our option, at a rate equal to either (1) adjusted LIBOR (to be defined in a manner customary for financings of this type) plus an applicable margin of between 0.750% and 1.625% per annum or (2) the alternate base rate (to be defined in a manner customary for financings of this type) plus an applicable margin of up to 0.625% per annum. The applicable margin for borrowings under the Bridge Facilities will depend on our credit ratings.

Commitments under the Bridge Facilities may be reduced in whole or in part at our election without premium or penalty. Subject to certain exceptions, prior to the funding date, the commitments under the 364-day Bridge Facility will be permanently reduced with, and after the funding date, the outstanding loans under the 364-day Bridge Facility will be prepaid with, the net cash proceeds received from the incurrence of certain indebtedness for borrowed money, including the notes offered hereby. In addition, following the funding date, loans under the Bridge Facilities may be prepaid in whole or in part at our election without premium or penalty, subject to the payment of any funding losses and redeployment costs in the case of the prepayment of loans bearing interest with reference to the adjusted LIBOR rate other than on the last day of the related interest period. We have agreed to pay customary commitment, structuring, funding and ticking fees with respect to the Bridge Facilities and commitments thereunder.

The Bridge Facilities will contain a number of covenants that, subject to certain exceptions, contain limitations relating to indebtedness, mergers and fundamental changes and sales and other dispositions of property.

In addition, the 364-day Bridge Facility will require us, from and after the funding date, not to exceed a maximum consolidated leverage ratio of 5.00 to 1.00.

The Bridge Facilities will also contain certain customary events of default, including those relating to nonpayment of principal, interest, fees or other amounts, failure to perform covenants, cross-defaults to certain other indebtedness, insolvency or bankruptcy, customary ERISA (as defined below) defaults or the occurrence of a change of control. Following the consummation of the Merger, all or any portion of the Loans under the Bridge Facilities may be assumed by one of our subsidiaries, subject to certain conditions, including the unconditional guarantee by us of such subsidiary’s obligations thereunder.

Term Loan Agreement

On September 23, 2016, we entered into the Term Loan Agreement, which consists of a 3-year unsecured term loan facility in the principal amount of $2.5 billion and a 5-year unsecured term loan facility in the principal amount of $2.5 billion, and was established pursuant to a Credit Agreement among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the several banks and other financial institutions from time to time parties thereto as lenders, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as joint lead arrangers and joint bookrunners, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agents, and Wells Fargo Bank, National Association, PNC Bank, National Association, BMO Harris Bank, N.A., DBS Bank Ltd., Sumitomo Mitsui Banking Corporation, TD Bank, N.A., The Bank of New York Mellon, Fifth Third Bank, an Ohio Banking Corporation, and Deutsche Bank Securities Inc., as documentation agents. Terms used in this section and not defined herein shall have the meanings ascribed to them in the Term Loan Agreement.

The Closing Date, and the availability of the initial borrowings under the Term Loan Agreement, is conditioned upon, among other things, the consummation of the Merger. The Commitments automatically terminate on the earlier of the making of the Loans to the Company on the Closing Date or October 26, 2017. We may use the proceeds of the Loans to fund the Merger and to pay fees and expenses in connection therewith.

Loans can be Eurodollar Rate Loans or Base Rate Loans at our option. Each Eurodollar Rate Loan will bear interest at a rate per annum equal to the Eurodollar Rate plus a margin based on our Debt Ratings from time to time of between 0.75% and 1.625% in the case of the 3-year term loan facility, and a margin of between 0.875% and 1.750% in the case of the 5-year term loan facility. Each Base Rate Loan will bear interest at a rate per annum equal to the Base Rate plus a margin based on our Debt Ratings from time to time of between 0.00% and 0.625% in the case of the 3-year term loan facility, and a margin of between 0.00% and 0.750% in the case of the 5-year term loan facility. In addition, we have agreed to pay a ticking fee based on our Debt Ratings from time to time of between 0.06% and 0.25% times the actual daily amount of the Commitments in effect, accruing beginning 60 days following the effectiveness of the Term Loan Agreement and continuing until the earlier of the termination of the Commitments and the Closing Date.

Loans under the 3-year term loan facility will be repayable in full at maturity. Loans under the 5-year term loan facility will amortize as follows: 5.0% in each of the first two years, 10.0% in the third year, 15.0% in the fourth year and 20.0% in the fifth year, with the balance payable at maturity.

The Term Loan Agreement contains customary representations and warranties, affirmative and negative covenants and events of default applicable to us and our subsidiaries. The events of default include, among others, nonpayment of principal, interest, fees or other amounts, failure to perform covenants, cross-defaults to certain other indebtedness, insolvency or bankruptcy, customary ERISA (as defined below) defaults or the occurrence of a change of control. The negative covenants include limitations on liens, indebtedness, mergers and fundamental changes, and sales and other dispositions of property. The Term Loan Agreement also requires that, following the Closing Date, we maintain a ratio of funded debt to EBITDA of no greater than (1) 5.00 to 1.00 for any fiscal quarter through and including the fiscal quarter ending on or about May 5, 2018, (2) 4.50 to 1.00 for any fiscal quarter commencing with the fiscal quarter ending on or about August 4, 2018, through and including the fiscal quarter ending on or about November 3, 2018, (3) 4.00 to 1.00 for any fiscal quarter commencing with the fiscal quarter ending on or about February 2, 2019, through and including the fiscal quarter ending on or about November 2, 2019 and (4) 3.00 to 1.00 for any fiscal quarter ending thereafter.

Following the consummation of the Merger, all or any portion of the Loans under the Term Loan Agreement may be assumed by one of our subsidiaries, subject to certain conditions, including the unconditional guarantee by us of such subsidiary’s obligations thereunder. We do not currently intend to have a subsidiary assume all or any portion of the Loans under the Term Loan Agreement.

Revolving Credit Agreement

We entered into an Amendment and Restatement Agreement dated as of September 23, 2016, which includes the Revolving Credit Agreement among the Company, as borrower, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, the several banks and other financial institutions from time to time parties thereto as lenders, JPMorgan Chase Bank, N.A., Credit Suisse Securities (USA) LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agents and L/C Issuers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., Credit Suisse Securities (USA) LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as joint lead arrangers and joint bookrunners, and Deutsche Bank Securities Inc., Sumitomo Mitsui Bank Corporation, Wells Fargo, National Association, BMO Harris Bank, N.A., DBS Bank Ltd., PNC Bank, National Association, TD Bank, N.A. and The Bank of New York Mellon, as documentation agents. The Revolving Credit Agreement amends and restates our existing revolving credit agreement dated as of July 10, 2015, pursuant to which the revolving credit facility was established. The revolving credit facility expires on July 10, 2020 and is currently undrawn. Terms used in this section and not defined herein shall have the meanings ascribed to them in the Revolving Credit Agreement.

Loans under the Revolving Credit Agreement can be Eurodollar Rate Loans or Base Rate Loans at our option. Each Eurodollar Rate Loan will bear interest at a rate per annum equal to the Eurodollar Rate plus a margin based on our Debt Ratings from time to time of between 0.690% and 1.375%. Each Base Rate Loan will bear interest at a rate per annum equal to the Base Rate plus a margin based on our Debt Ratings from time to time of between 0.00% and 0.375%. In addition, we have agreed to pay a facility fee based on our Debt Ratings from time to time of between 0.06% and 0.25% times the actual daily amount of the Commitments in effect.

The Revolving Credit Agreement amends the existing revolving credit facility by, among other things:

•	revising the Consolidated EBITDA calculation to permit the add-back of certain fees, expenses and operating improvements and synergies reasonably expected to result from the Merger;

•	modifying the funded debt to EBITDA ratio calculation to net out any of our unrestricted cash consisting of net cash proceeds of any outstanding debt securities we issue after July 26, 2016 and prior to the closing of the Merger;

•	amending certain representations and warranties, affirmative and negative covenants and events of default to make them substantially consistent with those contained in the Term Loan Agreement; and

•	modifying the interest rate margins and fees as described above.

Upon the consummation of the Merger, and subject to certain other conditions, additional amendments to the Revolving Credit Agreement will become effective, including the following:

•	an increase in the aggregate commitments from $750 million to $1 billion;

•	modifications to the funded debt to EBITDA ratio calculation to net out, only for so long as the Company’s 90-day Bridge Facility is outstanding, any unrestricted cash of the Company up to a cap, and to revise the maximum consolidated leverage ratio to (1) 5.00 to 1.00 for any fiscal quarter through and including the fiscal quarter ending on or about May 5, 2018, (2) 4.50 to 1.00 for any fiscal quarter commencing with the fiscal quarter ending on or about August 4, 2018, through and including the fiscal quarter ending on or about November 3, 2018, (3) 4.00 to 1.00 for any fiscal quarter commencing with the fiscal quarter ending on or about February 2, 2019, through and including the fiscal quarter ending on or about November 2, 2019 and (4) 3.00 to 1.00 for any fiscal quarter ending thereafter; and

•	other technical amendments to align the indebtedness, fundamental changes and sales and other dispositions of property covenants with the comparable provisions in the Term Loan Agreement.

We have agreed to pay a ticking fee based on our Debt Ratings from time to time of between 0.06% and 0.25% times the actual daily amount of the increased commitments, accruing beginning 60 days following the effectiveness of the Revolving Credit Agreement and continuing until the earlier of the closing date of the Merger and the termination of the Merger Agreement. In addition, we have agreed to pay a participation fee of 0.125% of the aggregate principal amount of the commitment increase on the closing date of the Merger, if it occurs.

The Revolving Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including, among others, limitations on liens, indebtedness of subsidiaries, mergers and other fundamental changes and sales and other dispositions of property. The Revolving Credit Agreement also contains customary events of default, including, among others, nonpayment of principal, interest, fees or other amounts, failure to perform covenants, cross-defaults to certain other indebtedness, insolvency or bankruptcy, customary ERISA (as defined below) defaults or the occurrence of a change of control.

DESCRIPTION OF THE NOTES

The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes. Certain terms used but not defined in this “Description of the Notes” have the meanings specified in the accompanying prospectus. In this prospectus supplement, we refer to the notes offered hereby as the “notes.” Although for convenience the 2021 Notes, the 2023 Notes, the 2026 Notes and the 2036 Notes are referred to as “notes,” each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this “Description of the Notes,” references to “notes” shall be deemed to refer to each series of notes separately, and not to the 2021 Notes, the 2023 Notes, the 2026 Notes and the 2036 Notes on any combined basis. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of the notes in this prospectus supplement.

When we refer to “we,” “our” and “us” in this section, we mean Analog Devices, Inc., the issuer of the notes, excluding, unless the context otherwise requires or as otherwise expressly stated, our Subsidiaries.

General

The 2021 Notes will be issued in an initial aggregate principal amount of $400,000,000. We will issue the 2021 Notes under the indenture dated as of June 3, 2013 and entered into between The Bank of New York Mellon Trust Company, N.A., as trustee, and us (the “base indenture”), as supplemented by a supplemental indenture to be entered into between us and the trustee (together with the base indenture, the “2021 Notes indenture”).

The 2023 Notes will be issued in an initial aggregate principal amount of $550,000,000. We will issue the 2023 Notes under the base indenture, as supplemented by a supplemental indenture to be entered into between us and the trustee (together with the base indenture, the “2023 Notes indenture”).

The 2026 Notes will be issued in an initial aggregate principal amount of $900,000,000. We will issue the 2026 Notes under the base indenture, as supplemented by a supplemental indenture to be entered into between us and the trustee (together with the base indenture, the “2026 Notes indenture”).

The 2036 Notes will be issued in an initial aggregate principal amount of $250,000,000. We will issue the 2036 Notes under the base indenture, as supplemented by a supplemental indenture to be entered into between us and the trustee (together with the base indenture, the “2036 Notes indenture”; the 2021 Notes indenture, the 2023 Notes indenture, the 2026 Notes indenture and the 2036 Notes indenture being collectively referred to herein as the “indentures”).

We may, without the consent of the holders of the applicable series of notes, increase such principal amount of such series in the future, on the same terms and conditions as the notes of such series being offered hereby (except for the issue date, issue price and, in some cases, the first interest payment date and the initial interest accrual date). If any such additional notes of the applicable series are not fungible for United States federal income tax purposes with the notes of the applicable series previously issued, such additional notes will not have the same CUSIP number (or other securities identification number) as the notes of the applicable series previously issued.

You should read the accompanying prospectus for a general discussion of the terms and provisions of the indentures.

The 2021 Notes will mature on December 5, 2021, the 2023 Notes will mature on December 5, 2023, the 2026 Notes will mature on December 5, 2026 and the 2036 Notes will mature on December 5, 2036. The notes will not be listed on any securities exchange or quoted on any automated quotation system.

The notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be available in book-entry form only. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Ranking

Each series of notes will be our senior unsecured obligations and will rank without preference or priority among themselves and equally with all of our other existing and future senior unsecured indebtedness. Each series of notes will be effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness. In addition, each series of notes will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of our Subsidiaries, which are distinct legal entities having no obligation to pay any amounts pursuant to the notes or to make funds available for such purposes.

“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of all shares, interests, participations, rights or other equivalents (however designated) of corporate stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more of our other Subsidiaries or a combination thereof.

Interest

The 2021 Notes will bear interest at a rate of 2.500% per annum from December 5, 2016 or from the most recent interest payment date on which we paid or provided for interest on the 2021 Notes. The 2023 Notes will bear interest at a rate of 3.125% per annum from December 5, 2016 or from the most recent interest payment date on which we paid or provided for interest on the 2023 Notes. The 2026 Notes will bear interest at a rate of 3.500% per annum from December 5, 2016 or from the most recent interest payment date on which we paid or provided for interest on the 2026 Notes. The 2036 Notes will bear interest at a rate of 4.500% per annum from December 5, 2016 or from the most recent interest payment date on which we paid or provided for interest on the 2036 Notes.

The interest payment dates for the notes will be each June 5 and December 5, beginning on June 5, 2017, and interest will be payable to the holders of record on the and (whether or not a business day) immediately preceding the related interest payment date.

Interest on each series of notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, date of redemption or the maturity date of a series of notes is not a business day, then payment of interest and/or principal on such notes will be made on the next succeeding business day, and no additional interest will accrue on the amount so payable in respect of such notes for that period.

Special Mandatory Redemption

If (1) the Merger is not consummated, or the Merger Agreement is terminated, on or prior to the Outside Date or (2) we notify the trustee in writing, or otherwise announce, that we will not pursue the consummation of the Merger (the earlier to occur of (1) and (2), the “Special Mandatory Redemption Event”), then we shall, on the Special Mandatory Redemption Date (as defined below), redeem the 2021 Notes, the 2023 Notes and the 2036 Notes (the “Special Mandatory Redemption”) at a redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of each of the 2021 Notes, the 2023 Notes and the 2036 Notes plus accrued and unpaid interest to but excluding the Special Mandatory Redemption Date. The 2026 Notes will not be subject to the Special Mandatory Redemption.

Notice of the Special Mandatory Redemption will be mailed, or if the 2021 Notes, the 2023 Notes or the 2036 Notes to be redeemed are represented by one or more Global Notes (as defined below), transmitted in accordance with DTC’s standard procedures therefor, by us no later than three business days following the Special Mandatory Redemption Event to each holder of 2021 Notes, 2023 Notes and 2036 Notes and the trustee (such date of mailing or transmission, the “Special Mandatory Redemption Notice Date”). On or prior to the Special Mandatory Redemption Date, we shall pay to the paying agent for payment to each holder of 2021 Notes, 2023 Notes and 2036 Notes the Special Mandatory Redemption Price for such holder’s notes.

Certain provisions relating to our obligations to redeem the 2021 Notes, the 2023 Notes and the 2036 Notes pursuant to the Special Mandatory Redemption described above may not be waived or modified without the written consent of each holder of such series of notes. Failure to make the Special Mandatory Redemption, if required, in accordance with the terms described above will constitute an Event of Default with respect to such series of notes.

“Special Mandatory Redemption Date” means that date that is 15 calendar days after the Special Mandatory Redemption Notice Date.

Optional Redemption

Prior to the applicable Par Call Date (as defined below), we will have the right, at our option, to redeem the notes of the applicable series, at any time and from time to time, either in whole or in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) the sum of the present values of the Remaining Scheduled Payments of such notes to be redeemed.

In determining the present values of the Remaining Scheduled Payments, such payments shall be discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 12.5 basis points in the case of the 2021 Notes, 15 basis points in the case of the 2023 Notes, 20 basis points in the case of the 2026 Notes and 25 basis points in the case of the 2036 Notes.

On or after the applicable Par Call Date, we will have the right, at our option, to redeem the notes of the applicable series, at any time and from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to but excluding the redemption date.

“Comparable Treasury Issue” means, with respect to any notes to be redeemed, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming that such notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date or, if the Quotation Agent obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Par Call Date” means November 5, 2021 (one month prior to maturity) in the case of the 2021 Notes, October 5, 2023 (two months prior to maturity) in the case of the 2023 Notes, September 5, 2026 (three months prior to maturity) in the case of the 2026 Notes and June 5, 2036 (six months prior to maturity) in the case of the 2036 Notes.

“Quotation Agent” means the Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and a primary treasury dealer (as defined below) selected by

MUFG Securities Americas Inc. (or their respective successors) and any other primary U.S. Government securities dealer in New York City (a “primary treasury dealer”) selected by the Quotation Agent after consultation with us, provided that if any of the foregoing shall cease to be a primary treasury dealer, another primary treasury dealer shall be substituted therefor by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any notes being redeemed, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption assuming that such notes matured on the applicable Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such notes, the amount of the next scheduled interest payment thereon shall be reduced (solely for the purpose of calculating the redemption price) by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the applicable Comparable Treasury Issue. In determining this rate, the price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) shall be assumed to be equal to the applicable Comparable Treasury Price for such redemption date.

Notes subject to a partial redemption shall be selected for redemption by such method as the trustee shall deem fair and appropriate (provided, that if the notes of the applicable series are represented by one or more Global Notes, such notes shall be selected for redemption by DTC in accordance with its standard procedures therefor), and may provide for the selection for redemption of a portion of the principal amount of the notes equal to an authorized denomination.

Notice of any redemption shall be mailed, or if the notes to be redeemed are represented by one or more Global Notes, transmitted in accordance with DTC’s standard procedures therefor, at least 15 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the notes or portions thereof that are called for redemption.

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of notes, unless with respect to such series of notes, we have redeemed such series of notes in full pursuant to the Special Mandatory Redemption or we have exercised our option to redeem such series of notes in full as described above under “— Optional Redemption” or have defeased such series of notes or satisfied and discharged such series of notes, we shall be required to make an offer (a “Change of Control Offer”) to each holder of such series of notes to repurchase all or any part (equal to $2,000 and in integral multiples of $1,000 in excess thereof; provided, that the unrepurchased portion of a note must be in a minimum principal amount of $2,000) of that holder’s notes pursuant to the offer described below. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed, or if the notes to be repurchased are represented by one or more Global Notes, transmitted in accordance with DTC’s standard procedures therefor, to holders of such series of notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or transmitted (a “Change of Control Payment Date”). The notice shall, if mailed or transmitted prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of such notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of such notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of such notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms are applicable:

“Below Investment Grade Rating Event” means the applicable series of notes is downgraded below Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of such series of notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates such series of the notes below Investment Grade or (y) publicly announces that it is no longer considering such series of notes for possible downgrade, provided that no such extension will occur if on such 60th day such series of notes is rated Investment Grade by both Rating Agencies and are not subject to review for possible downgrade by either Rating Agency).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to any person, other than to our company or one of our direct or indirect Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction measured by voting power rather than number of shares; or (4) the adoption of a plan providing for our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our Subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties or assets and those of our Subsidiaries taken as a whole to another person may be uncertain. In such case, the holders of the notes may not be able to resolve this uncertainly without resorting to legal action.

“Change of Control Triggering Event” means, with respect to a series of notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means each of Moody’s and S&P; provided, that if either of Moody’s and S&P ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitation on Liens

We will not, nor will we permit any Subsidiary to, issue, incur, create, assume or guarantee (collectively, “incur”) any debt for borrowed money, including all obligations evidenced by bonds, debentures, notes or similar instruments (collectively, a “debt”), secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “lien”) upon any Principal Property or upon any shares of stock of any Principal Subsidiary (whether such Principal Property or shares are now existing or owned or hereafter created or acquired) without in any such case effectively providing, substantially concurrently with or prior to the creation or assumption of such lien, that the notes (together with, if we shall so determine, any other indebtedness of or guarantee by us or such Subsidiary ranking equally with the notes) shall be secured equally and ratably with (or, at our option, prior to) such secured debt. The foregoing restriction, however, will not apply to each of the following:

(a) liens on property, shares of stock or other assets of any person existing at the time such person becomes a Subsidiary or existing at the time of acquisition thereof by us or a Subsidiary, provided that such liens are not incurred in anticipation of such person’s becoming a Subsidiary or such acquisition and do not extend to (i) any Principal Property or (ii) any shares of stock of any Principal Subsidiary that, in each case, were not previously encumbered by such liens;

(b) liens on property of a person existing at the time such person is merged into or consolidated with us or a Subsidiary of ours or at the time of a sale, lease or other disposition of the properties of such person (or a division thereof) as an entirety or substantially as an entirety to us or a Subsidiary, provided that such liens are not incurred in anticipation of such merger or consolidation or sale, lease or other disposition and do not extend to (i) any Principal Property or (ii) any shares of stock of any Principal Subsidiary that, in each case, were not previously encumbered by such liens;

(c) liens to secure all or part of the cost of acquisition, construction, development or improvement of any property or to secure debt incurred to provide funds for any such purpose (including purchase money security interests or purchase money mortgages), provided that the commitment of the creditor to extend the credit secured by any such lien is obtained not later than 24 months after the later of (i) the completion of acquisition, construction, development or improvement of such property and (ii) the placing in operation of such property or of such property as so constructed, developed or improved;

(d) liens in favor of, or which secure debt owing to, us or any of our Subsidiaries;

(e) liens existing at the date of the issuance of the notes;

(f) liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such liens;

(g) liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103(b) of the Internal Revenue Code; and

(h) extensions, renewals or replacements of any liens referred to in the foregoing clauses, provided that (i) the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement and (ii) such extension, renewal or replacement liens will be limited to all or part of the same property and improvement thereon which secured the debt so secured at the time of such extension, renewal or replacement.

Notwithstanding the restrictions in the preceding paragraphs, we or any Subsidiary of ours may incur debt secured by a lien which would otherwise be prohibited by such restrictions, without equally and ratably securing the notes, provided that, after giving effect thereto, the then aggregate outstanding amount of all such debt so secured by such liens (not including liens permitted under clauses (a) through (h) above) plus the aggregate amount of Attributable Debt in respect of Sale and Lease Back Transactions of Principal Properties entered into after the date of issuance of the notes and permitted solely pursuant to clause (c) of the covenant described below under the caption “— Limitation on Sale and Lease Back Transactions” and still in existence does not exceed the greater of 15% of our Consolidated Net Tangible Assets at the time of such incurrence and $350 million.

Limitation on Sale and Lease Back Transactions

We will not, nor will we permit any Subsidiary to, enter into any Sale and Lease Back Transaction with respect to any Principal Property, other than any such Sale and Lease Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease Back Transaction between us and one of our Subsidiaries, or between Subsidiaries, unless:

(a) we or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property involved in such Sale and Lease Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease Back Transaction, without equally and ratably securing the notes, pursuant to clauses (a) through (h) of the covenant described above under the caption “— Limitation on Liens”;

(b) we apply the Net Available Proceeds of such Sale and Lease Back Transaction within 180 days of such Sale and Lease Back Transaction to either (or a combination of) (i) the prepayment or retirement of debt of ours or a Subsidiary of ours (other than debt that is, in the case of our debt, subordinated to the notes or debt owed to us or a Subsidiary) that by its terms matures more than 12 months after its creation or (ii) the purchase, construction, development, expansion or improvement of comparable properties or facilities; or

(c) the aggregate amount of Attributable Debt in respect of such Sale and Lease Back Transaction plus the Attributable Debt in respect of all other Sale and Lease Back Transactions of Principal Properties entered into after the date of issuance of the notes permitted solely pursuant to this clause (c) and still in existence, plus the aggregate amount of all debt secured by liens permitted solely pursuant to the last paragraph of the covenant described above under the caption “— Limitation on Liens” and still outstanding, does not exceed the greater of 15% of our Consolidated Net Tangible Assets at the time of such Sale and Lease Back Transaction and $350 million.

“Attributable Debt” with regard to a Sale and Lease Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of:

•	the fair market value of the Principal Property subject to the transaction; or

•	the present value (discounted by the weighted average interest rate borne by all securities then outstanding under the base indenture at the time of determination compounded semiannually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Lease Back Transaction.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom (i) all current liabilities, except for any notes and loans payable, current maturities of long-term debt, the current portion of deferred revenue and obligations under capital leases and (ii) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the determination.

“Net Available Proceeds” from any Sale and Lease Back Transaction by us or any Subsidiary means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of debt or obligations relating to the properties or assets that are the subject of such Sale and Lease Back Transaction or received in any other noncash form) therefrom by us or our Subsidiary, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Lease Back Transaction; (ii) all payments made by us or our Subsidiary on any debt which is secured in whole or in part by any such properties and assets in accordance with the terms of any lien upon or with respect to any such properties and assets or which must, by the terms of such lien, or in order to obtain a necessary consent to such Sale and Lease Back Transaction or by applicable law, be repaid out of the proceeds from such Sale and Lease

Back Transaction; and (iii) all distributions and other payments made to our minority interest holders in Subsidiaries or joint ventures as a result of such Sale and Lease Back Transaction.

“Principal Property” means any single parcel of real property or any permanent improvement thereon (i) owned by us or any of our Subsidiaries located in the United States, including our principal corporate office, any manufacturing facility or plant or any portion thereof and (ii) having a book value, as of the date of determination, in excess of 3% of our most recently calculated Consolidated Net Tangible Assets. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our Subsidiaries and us, taken as a whole.

As of October 29, 2016, we did not have any Principal Properties.

“Principal Subsidiary” means any Subsidiary which owns any Principal Property.

“Sale and Lease Back Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by us or any of our Subsidiaries of any Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by us or our Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.

Limitation on Mergers and Other Transactions

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the notes and under the applicable indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the applicable indenture; and

•	certain other conditions are met.

We will deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction complies with the applicable indenture.

Notwithstanding the above, any Subsidiary of ours may consolidate with, merge into or transfer all or part of its properties to us. Neither an officers’ certificate nor an opinion of counsel shall be required to be delivered in connection therewith.

Events of Default

Any of the following constitutes an Event of Default with respect to each series of notes:

•	default in the payment of any interest on such series of notes when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of or premium on such series of notes when due and payable;

•

default in the performance or breach of any other covenant by us in the applicable indenture (other than a covenant that has been included in the base indenture or a separate supplemental indenture solely for the benefit of a series of debt securities other than the notes of the applicable series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes of the applicable series as provided in the applicable indenture;

•	(1) our failure or the failure of any of our Subsidiaries to pay indebtedness for money we borrowed or any of our Subsidiaries borrowed in an aggregate principal amount of at least $100 million, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes of such series or (2) acceleration of the maturity of indebtedness for money we borrowed or any of our Subsidiaries borrowed in an aggregate principal amount of at least $100 million, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not be rescinded or annulled within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes of the applicable series; provided, however, that, if the default under the instrument is cured by us, or waived by the holders of the indebtedness, in each case, as permitted by the governing instrument, then, unless the maturity of such series of notes has been accelerated in accordance with the indenture, the Event of Default under the indenture governing each series of notes caused by such default will be deemed likewise to be cured or waived; and

•	certain events of bankruptcy, insolvency or reorganization involving us.

Defeasance and Discharge

Each series of notes is also subject to defeasance and discharge as described under the heading “Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” and “Satisfaction and Discharge Prior to Maturity” in the accompanying prospectus.

Delivery and Form

Each series of notes will be represented by one or more permanent global certificates (each a “Global Note” and collectively, the “Global Notes”) deposited with, or on behalf of the trustee as custodian for DTC and registered in the name of Cede & Co. (DTC’s partnership nominee), for credit to an account of a direct or indirect participant in DTC (including the Euroclear System or Clearstream Banking, S.A.). Unless and until certificated notes are issued under the limited circumstances described in the accompanying prospectus, no beneficial owner of a note shall be entitled to receive a definitive certificate representing notes. So long as DTC or any successor depositary (collectively, the “Depositary”) or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the notes for all purposes of the indentures. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC (including the Euroclear System or Clearstream Banking, S.A.).

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax considerations related to the purchase, ownership and disposition of the notes. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the U.S. Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code (generally for investment purposes) by a beneficial owner who purchases notes for cash on original issuance at the initial offering price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income tax related to the purchase, ownership and disposition of the notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to certain former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any;

•	the potential application of the Medicare tax on net investment income;

•	any state, local or foreign tax consequences; and

•	U.S. federal estate or gift tax consequences, if any.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE FOR ANY PARTICULAR INVESTOR. THIS SUMMARY DOES NOT ADDRESS ALL U.S. FEDERAL TAX CONSIDERATIONS OR THE TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY FOREIGN, STATE OR LOCAL JURISDICTION. IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN SPECIFIC SITUATION, AS WELL AS CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) of notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Additional Payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, if we are required to repurchase notes in connection with a Change of Control Triggering Event as described in “Description of the Notes — Change of Control Offer” or if the Merger is not consummated or the Merger Agreement is terminated on or prior to the Outside Date as described in “Description of the Notes — Special Mandatory Redemption,” we must pay a 1% premium. In addition, we may redeem the notes at any time, and upon such a redemption we may be required to pay amounts in excess of accrued interest and principal on the notes as described in “Description of the Notes — Optional Redemption.” The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing “contingent payment debt instruments.” According to those regulations, the possibility that additional payments will be made will not cause the notes to be contingent payment debt instruments if, as of the date the notes are issued, there is only a remote chance that such payments will be made or certain other exceptions apply. We have determined and intend to take the position (and this discussion assumes) that the possibility of such events occurring will not subject the notes to the contingent payment debt instrument rules.

Our determination that the notes are not contingent payment debt instruments is binding on holders for U.S. federal income tax purposes unless they disclose their contrary positions to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the notes, regardless of their method of tax accounting and (ii) possibly treat as ordinary income, rather than capital gain, some or all of any gain recognized on a sale, exchange or redemption of a note. In the event that any of the above contingencies were to occur, it would affect the amount and timing of the income recognized by a U.S. holder.

Consequences to U.S. Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes, in which case interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the issue price of the notes is less than their stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations), a U.S. holder generally will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method (as set forth in the applicable U.S. Treasury Regulations).

Sale, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the note. The amount realized will equal the amount of the cash and the fair market value of any property received in exchange for the note (other than amounts attributable to accrued but unpaid interest, which amounts will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income). A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. In general, any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. A U.S. holder’s ability to deduct capital losses is subject to significant limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding at the applicable rate will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number or certification of its exempt status (generally by providing an IRS Form W-9 or an approved substitute), or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

In general, payments of interest on the notes to a non-U.S. holder will be considered “portfolio interest” and, subject to the discussions below of income effectively connected with a U.S. trade or business, backup withholding, and the Foreign Account Tax Compliance Act, will not be subject to U.S. federal income or withholding tax, provided that:

•	the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related (actually or constructively) to us through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	either (a) the non-U.S. holder provides its name, address and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN, W-8BEN-E or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable U.S. Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed

(i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includable in the non-U.S. holder’s gross income.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder generally will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates and generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, Redemption or Other Taxable Disposition of Notes

Subject to the discussion below regarding backup withholding and the Foreign Account Tax Compliance Act, gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it generally will be subject to tax on the net gain derived from the sale, redemption or other taxable disposition of the notes at regular graduated U.S. federal income tax rates and generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax (unless an applicable income tax treaty provides otherwise) on the gain derived from the sale, redemption or other taxable disposition, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make on the notes, provided the certification described above in the last bullet point under “Consequences to non-U.S. holders — Payments of interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. However, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding at the applicable rate with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their tax advisors regarding application of these rules to their particular circumstances.

Foreign Account Tax Compliance Act

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on payments of interest on the notes and, after December 31, 2018, gross proceeds from the sale or other disposition of the notes (including settlement of the notes at maturity) if paid to a foreign entity (including, in some cases, when such foreign entity is acting as an intermediary) unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is a “non-financial foreign entity,” the foreign entity identifies certain of its U.S. investors or provides certification that it does not have any such investors, or (iii) the foreign entity is otherwise exempt from FATCA. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. If withholding under FATCA is required on any payment related to the notes, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS to obtain the benefit of such exemption (or reduction). Prospective investors are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated November 30, 2016, we have agreed to sell to the underwriters named below, for whom J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and MUFG Securities Americas Inc. are acting as representatives, the following respective principal amounts of the notes:

Underwriters	Principal Amount of 2021 Notes	Principal Amount of 2023 Notes	Principal Amount of 2026 Notes	Principal Amount of 2036 Notes
J.P. Morgan Securities LLC	$100,000,000	$137,500,000	$225,000,000	$62,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	84,000,000	115,500,000	189,000,000	52,500,000
Credit Suisse Securities (USA) LLC	42,000,000	57,750,000	94,500,000	26,250,000
MUFG Securities Americas Inc.	66,000,000	90,750,000	148,500,000	41,250,000
Wells Fargo Securities, LLC	22,000,000	30,250,000	49,500,000	13,750,000
PNC Capital Markets LLC	17,000,000	23,375,000	38,250,000	10,625,000
SMBC Nikko Securities America, Inc.	17,000,000	23,375,000	38,250,000	10,625,000
BMO Capital Markets Corp.	14,000,000	19,250,000	31,500,000	8,750,000
BNY Mellon Capital Markets, LLC	10,000,000	13,750,000	22,500,000	6,250,000
TD Securities (USA) LLC	8,000,000	11,000,000	18,000,000	5,000,000
Fifth Third Securities, Inc.	8,000,000	11,000,000	18,000,000	5,000,000
Deutsche Bank Securities Inc.	8,000,000	11,000,000	18,000,000	5,000,000
HSBC Securities (USA) Inc.	4,000,000	5,500,000	9,000,000	2,500,000

Total	$400,000,000	$550,000,000	$900,000,000	$250,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.350% of the principal amount of the 2021 Notes, up to 0.375% of the principal amount of the 2023 Notes, up to 0.400% of the principal amount of the 2026 Notes and up to 0.500% of the principal amount of the 2036 Notes. Any such securities dealers may resell the notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to 0.200% of the principal amount of the 2021 Notes, up to 0.250% of the principal amount of the 2023 Notes, up to 0.250% of the principal amount of the 2026 Notes and up to 0.300% of the principal amount of the 2036 Notes. After the initial offering, the underwriters may change the public offering price and concession and discount to brokers or dealers. The offering of the notes by the underwriters is subject to receipt and acceptance and is subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our out of pocket expenses for this offering will be approximately $3 million. The representatives of the underwriters will reimburse us for certain expenses incurred in connection with the offering of the notes.

The notes are new issues of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for any series of notes will be.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

We expect that delivery of the notes will be made to investors on or about December 5, 2016.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Each of the bookrunners and certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services in the ordinary course of business for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. In addition, Credit Suisse Securities (USA) LLC has acted as our lead financial advisor on the acquisition of Linear, and affiliates of certain of the underwriters are commitment parties under our Bridge Commitment Letter and lenders under our Term Loan Agreement and Revolving Credit Agreement. Each of these parties have received or will receive customary fees in connection therewith.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters are likely to hedge or otherwise reduce, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this preliminary prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the notes may not be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the several underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in each Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that, in connection with the distribution of the notes: (a) it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered in Hong Kong or sold by means of this document or any document other than (i) in circumstances which do not constitute an offer or invitation to the public for the purposes of the Companies Ordinance (Cap.32, Laws of Hong Kong), or the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and disclosure under the Financial Instrument and Exchange Law has not been and will not be made with respect to the securities. Each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan and in compliance with any other relevant laws, regulations and governmental guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities as defined in Section 239(1) of the SFA of that corporation or the beneficiaries’ rights and interest howsoever described in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of Analog Devices, Inc. appearing in Analog Devices, Inc.’s Annual Report (Form 10-K) for the year ended October 29, 2016 (including the schedule appearing therein), and the effectiveness of Analog Devices, Inc.’s internal control over financial reporting as of October 29, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Linear Technology Corporation appearing in Analog Devices, Inc.’s Current Report (Form 8-K) filed on November 30, 2016 for the year ended July 3, 2016 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.analog.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 001-07819) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the securities under the registration statement is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended October 29, 2016, filed with the SEC on November 22, 2016;

•	the information included in the Definitive Proxy Statement for our 2016 Annual Meeting of Stockholders, filed with the SEC on January 28, 2016, to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended October 31, 2015; and

•	our Current Reports on Form 8-K, filed with the SEC on November 29, 2016 and November 30, 2016.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062-9106

Telephone: (800) 468-7751

Attention: Investor Relations

Prospectus

Analog Devices, Inc.

DEBT SECURITIES

We may from time to time offer to sell the debt securities described in this prospectus. The debt securities will be senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

Each time we offer debt securities using this prospectus, we will provide specific terms and offering prices in supplements to this prospectus. The prospectus supplements may also add to, update or change the information in this prospectus and will also describe the specific manner in which we will offer the debt securities. You should carefully read this prospectus and the applicable prospectus supplement, including the information incorporated by reference, prior to investing in our debt securities.

We may offer and sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

Investing in these debt securities involves certain risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 21, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any debt securities other than the debt securities described in any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such debt securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

The terms “the Company,” “we,” “our,” “ours” and “us” refer to Analog Devices, Inc., and its subsidiaries on a consolidated basis, unless the context otherwise requires.

RISK FACTORS

Investing in our debt securities involves risk. You should carefully consider the risks and uncertainties described in this prospectus and any accompanying prospectus supplement, as well as all of the risk factors described in our filings with the SEC that are incorporated by reference herein, including the risk factors in our Annual Report on Form 10-K for the fiscal year ended November 1, 2014 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2015, May 2, 2015 and August 1, 2015, before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.analog.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-07819) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), until the offering of the securities under the registration statement is terminated or completed:

•	our Annual Report on Form 10-K for the fiscal year ended November 1, 2014, filed with the SEC on December 10, 2014, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement for our 2015 Annual Meeting of Stockholders, filed with the SEC on January 29, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2015, filed with the SEC on February 17, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2015, filed with the SEC on May 19, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2015, filed with the SEC on August 18, 2015; and

•	our Current Reports on Form 8-K, filed with the SEC on December 5, 2014, January 21, 2015, March 11, 2015, April 30, 2015, June 18, 2015, July 13, 2015 and August 18, 2015.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Analog Devices, Inc.

One Technology Way

Norwood, MA 02062

Telephone: (781) 461-3282

Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “could” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance; our anticipated growth and trends in our businesses; our future liquidity, capital needs and capital expenditures; our future market position and expected competitive changes in the marketplace for our products; our ability to pay dividends or repurchase stock; our ability to service our outstanding debt; our expected tax rate; the effect of new accounting pronouncements; our ability to successfully integrate acquired businesses and technologies; and other characterizations of future events or circumstances are forward-looking statements. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. You should pay particular attention to the important risk factors and cautionary statements referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

THE COMPANY

We are a world leader in the design, manufacture and marketing of a broad portfolio of high-performance analog, mixed-signal and digital signal processing integrated circuits used in virtually all types of electronic equipment.

Since our inception in 1965, we have focused on solving the engineering challenges associated with signal processing in electronic equipment. Our signal processing products play a fundamental role in converting, conditioning and processing real-world phenomena such as temperature, pressure, sound, light, speed and motion into electrical signals to be used in a wide array of electronic devices.

We sell our products globally through a direct sales force, third-party distributors and independent sales representatives and via our website. We have direct sales offices, sales representatives or distributors in over 40 countries outside North America.

We are incorporated in Massachusetts. As of August 12, 2015, we employed approximately 9,800 individuals worldwide.

Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “ADI”. Our principal executive offices are located at One Technology Way, Norwood, Massachusetts 02062, and our telephone number is (781) 329-4700.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference herein.

	Nine Months Ended	Fiscal Year Ended
	August 1, 2015	November 1, 2014	November 2, 2013	November 3, 2012	October 29, 2011	October 30, 2010
Consolidated Ratios of Earnings to Fixed Charges(1)	34.2	21.3	26.3	26.0	54.4	80.2

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus amortization of capitalized interest and fixed charges. Fixed charges consist of interest expense (including an estimate of interest within rent expense).

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be issued under an indenture dated June 3, 2013 between us and The Bank of New York Mellon Trust Company, N.A., as trustee, which we refer to as the “indenture”. We have summarized select portions of the indenture below. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

When we refer to “the Company,” “we,” “our” and “us” in this section, we mean Analog Devices, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors or a duly authorized committee of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors or a duly authorized committee of our board of directors, in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

(1) the title of the debt securities;

(2) the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

(3) any limit on the aggregate principal amount of the debt securities;

(4) the date or dates on which we will pay the principal on the debt securities;

(5) the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

(6) the place or places where principal of, premium and interest on the debt securities will be payable;

(7) the terms and conditions upon which we may redeem the debt securities;

(8) any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

(9) the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

(10) the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

(11) whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

(12) the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

(13) the currency of denomination of the debt securities;

(14) the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

(15) if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

(16) the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

(17) any provisions relating to any security provided for the debt securities;

(18) any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

(19) any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

(20) any listing on a securities exchange;

(21) the initial public offering price, if any is established for such debt securities;

(22) any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

(23) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities if other than those appointed in the indenture.

In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. We may also issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Transfer and Exchange

See “Forms of Securities” in this prospectus for description of transfer and exchange.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

(1) we are the surviving corporation or the successor person (if other than Analog Devices, Inc.) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes by a supplemental indenture our obligations on the debt securities and under the indenture;

(2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

(3) certain other conditions are met.

Notwithstanding the above, any subsidiary of ours may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following unless otherwise provided in the resolutions establishing such series:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

(2) default in the payment of principal of or premium on any debt security of that series when due and payable;

(3) default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than such series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

(4) certain events of bankruptcy, insolvency or reorganization involving us; and

(5) any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of the principal and interest with respect to debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture and the trustee’s fees and expenses have been paid in full. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

(1) that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

(2) the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and after receipt of such request the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, any premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We or the trustee may amend or supplement the indenture or the debt securities of one or more series without the consent of the holders of the outstanding debt securities under the indenture:

(1) to cure any ambiguity, defect or inconsistency;

(2) to comply with certain covenants under the indenture with respect to mergers and sales of assets;

(3) to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(4) to make any change that does not adversely affect the rights of any holder of debt securities under the indenture;

(5) to provide for the issuance of and establish the form and terms and conditions of debt securities under the indenture as permitted thereunder;

(6) to evidence and provide for the acceptance of appointment by a successor trustee with respect to any of the debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

In addition, we may modify and amend the indenture as to all other matters with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments, provided however that we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

(1) reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

(3) reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

(4) reduce the principal amount of discount securities payable upon acceleration of maturity;

(5) waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

(6) make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

(7) make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, any premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations, including to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, money and/or Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

(1) we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

(2) any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

(1) depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, money and/or Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

(2) delivering to the trustee an opinion of counsel stating that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee should be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

(1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

(2) obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

“U.S. Government Obligations” means securities that are: (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States; that, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Satisfaction and Discharge Prior to Maturity

The Company has the right at any time to satisfy and discharge its obligations, other than certain specified obligations, under all debt securities under the indenture by depositing in trust with the trustee money and/or U.S. Government Obligations. The Company’s exercise of this right is subject to certain conditions including that either (1) all securities under the indenture (subject to certain exceptions) have been delivered to the trustee for cancellation or (2) all securities under the indenture not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or have been called for redemption or are to be called for redemption within one year or have been paid and discharged under the Company’s right of legal defeasance described above.

If such deposit is sufficient, in the opinion of a nationally recognized firm of independent public accountants (unless the funds consist solely of money), to make all payments of (1) interest on the debt securities prior to their redemption or maturity and (2) principal of (and premium, if any) and interest on such debt securities when due upon redemption or at maturity, all the obligations of the Company under the indenture will be discharged and terminated except as otherwise provided in the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

FORMS OF SECURITIES

Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of the Company, the trustee, or any other agent of the Company or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion and subject to the procedures of the depositary, determine not to have securities represented by global securities and, in that event, will issue securities in definitive form for the global securities of that series. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the trustee. It is expected that the depositary’s instructions will be based on directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell debt securities:

(1) through underwriters;

(2) through dealers;

(3) through agents;

(4) directly to purchasers; or

(5) through a combination of any of these methods of sale.

This prospectus may be used in connection with any offering of our debt securities through any of these methods or other methods described in the applicable prospectus supplement.

We may directly solicit offers to purchase debt securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the debt securities may be effected from time to time in one or more transactions:

(1) at a fixed price, or prices, which may be changed from time to time;

(2) at market prices prevailing at the time of sale;

(3) at prices related to such prevailing market prices; or

(4) at negotiated prices.

Each prospectus supplement will describe the method of distribution of the debt securities and any applicable restrictions.

The prospectus supplement with respect to the debt securities of a particular series will describe the terms of the offering of the debt securities, including the following:

(1) the name of the agent or any underwriters;

(2) the public offering or purchase price and the proceeds we will receive from the sale of the debt securities;

(3) any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

(4) all other items constituting underwriting compensation;

(5) any discounts and commissions to be allowed or paid to dealers; and

(6) any exchanges on which the debt securities will be listed.

If any underwriters or agents are utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and certain of the terms of the related agreement with them.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of debt securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

(1) the purchase by an institution of the debt securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

(2) if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters, dealers and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the debt securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other securities the prices of which may be used to determine payments on such debt securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the debt securities or of any such other securities, the underwriters may bid for, and purchase, the debt securities or any such other securities in the open market. Finally, in any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The debt securities may be new issues of securities and may have no established trading market. The debt securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the debt securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the debt securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements of Analog Devices, Inc. appearing in Analog Devices, Inc.’s Annual Report (Form 10-K) for the year ended November 1, 2014 (including schedule appearing therein), and the effectiveness of Analog Devices, Inc.’s internal control over financial reporting as of November 1, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$400,000,000 2.500% Senior Notes due December 5, 2021

$550,000,000 3.125% Senior Notes due December 5, 2023

$900,000,000 3.500% Senior Notes due December 5, 2026

$250,000,000 4.500% Senior Notes due December 5, 2036

J.P. Morgan

BofA Merrill Lynch

Credit Suisse

MUFG

Co-Managers

BMO Capital Markets

BNY Mellon Capital Markets, LLC

PNC Capital Markets LLC

SMBC Nikko

TD Securities

Wells Fargo Securities

Junior Co-Managers

Deutsche Bank Securities

Fifth Third Securities

HSBC